Exhibit 4.5
FIRST AMENDMENT
TO THE
INGERSOLL-RAND COMPANY EMPLOYEE SAVINGS PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

WHEREAS, Ingersoll-Rand Company (the “Company”) maintains the Ingersoll-Rand Company Employee Savings Plan (the “Plan”), last restated and amended effective January 1, 2010, for the benefit of eligible employees; and

WHEREAS the Company may amend the Plan pursuant to Section 11.1 of the Plan; and

WHEREAS the Company desires to amend the Plan to (1) change certain eligibility and participation provisions in connection with the sale of Hussmann businesses, (2) provide for a new Core Contribution in lieu of participation in the Ingersoll-Rand Pension Plan Number One, and (3) make certain other changes as approved by the Ingersoll-Rand Company Benefits Design Committee;

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended as set forth below:

1.The history of the Plan is amended to add the following paragraph immediately after the last paragraph of such section :

“In connection with a series of transactions wherein Ingersoll-Rand plc sold a majority of the outstanding shares of the Hussmann manufacturing and service and installation business, effective September 30, 2011, Hussmann Services Corporation became a Participating Subsidiary and effective April 1, 2012, the assets and liabilities of the Plan with respect to current and former employees of Hussmann Corporation, Hussmann Services Corporation, and Hussmann International, Inc. were spun-off from the Plan and merged into a qualified plan sponsored by the buyer of the Hussmann business.”

2.A new Section 1.13.1 is added immediately after Section 1.13 to add the following definition:

“1.13.1     “Company Stock Fund” means an investment fund available under the Plan primarily invested in Company Stock.”

3.Effective July 1, 2012, a new Section 1.16.1 is added immediately after Section 1.16 to add the following definition:

“1.16.1     “Core Contribution” means the nonelective employer contributions made pursuant to Section 4.1(d).”

4.Effective January 1, 2013, Section 1.18 is amended to add the following at the end of such section:

Effective January 1, 2013, for purposes of determining vesting of Core Contributions pursuant to Section 6.2 of the Plan, “Disability” as applied to any Employee means any permanent disability as that term is defined in any long-term disability benefit plan or plans maintained by the Company or an Affiliated Company and in which the Employee participates; or in the absence of any such plan in which the Employee participates, Disability means that the Employee:

(a)	has been totally incapacitated by bodily injury or disease so as to be prevented thereby from engaging in his own occupation or employment for remuneration or profit,

(b)	such total incapacity shall have continued for a period of six (6) consecutive months, and

(c)	such total incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of such Employee's life.

Disability shall not mean, however, any incapacity which was contracted, suffered or incurred while the Employee was engaged in, or resulted from his having engaged in, a criminal enterprise, or which resulted from his habitual drunkenness or addiction to narcotics, a self-inflicted injury, or service in the armed forces of any country.

The Benefits Administration Committee shall have the right to require the Employee to submit reasonable evidence of such Disability. Such evidence may include a requirement that the Employee submit to a medical examination from time to time by a qualified physician or physicians selected by the Company. Medical examination shall not be required more frequently than semi-annually.

5.Effective July 1, 2012, Section 1.50 is amended by adding a subsection (p) to that section in order to add the following definition:

“(p)     “Core Contribution Account” – The portion of the Participant's Total Account consisting of Core Contributions made in accordance with Section 4.1(d), including any investment earnings or losses on such contributions, less any distributions from such Account.”

6.Effective July 1, 2012, Section 2.1 is amended to add the following sentence at the end of the first sentence of the last paragraph thereof:

“Furthermore, effective July 1, 2012, an Employee who is an Eligible Employee on or after July 1, 2012 may be eligible to receive Core Contributions pursuant to Section 4.1(d).”

7.Effective January 1, 2013, Section 3.1(b) is amended to add the following paragraph after the last paragraph thereof:

“Effective January 1, 2013, and only on a one-time basis, any Eligible Employee who on a date before such date according to the Plan’s records is making no deferral contributions to the Plan, shall be deemed to have elected, pursuant to a Salary Deferral Agreement, to make Before Tax Contributions of 2% of Compensation effective January 1, 2013 (or as soon as administratively feasible thereafter). Notwithstanding the previous sentence, any such Eligible Employee shall be given notice a reasonable period of time prior to January 1, 2013 during which he can, in accordance with administrative procedures established by the Committee, (i) elect not to have Before-Tax Contributions made pursuant to a Salary Deferral Agreement or (ii) as described in Section 3.2, change the percentage of Compensation to be contributed as Before-Tax Contributions from 2% to any other percentage permitted under this Section.”

8.Effective January 1, 2013, Section 4.1(c)(i) is amended to add the following sentence after the last sentence thereof:

“However, effective January 1, 2013, such contribution will be contributed to the Trust Fund in cash.”

9.Effective as follows, a new Section 4.1(d) is added immediately after Section 4.1(c) as follows:

“(d)	Core Contributions. The Company will make a nonelective contribution, referred to herein as Core Contributions, on behalf of certain Eligible Employees as follows:

(i)
Any Eligible Employee employed by the Company or Participating Subsidiary as of June 30, 2012, and who is otherwise eligible to participate in both this Plan and the Ingersoll-Rand Pension Plan Number One (“IR Pension Plan”), shall be entitled to make a one-time irrevocable election by November 9, 2012 (or such later date as may be determined by the Benefits Administration Committee), on forms and in a manner satisfactory to the Benefits Administration Committee, which election shall be effective as of January 1, 2013, to waive participation in the IR Pension Plan as of such date, and in lieu of participating in the IR Pension Plan, the Company shall allocate Core Contributions in the amount of 2% of such Eligible Employee’s payroll period Compensation. Such Core Contributions shall be contributed to the Participant’s Core Contribution Account. All amounts credited to the Participant’s Core Contribution Account will be invested in accordance with the Participant’s investment election applicable to Participant Contributions and made in accordance with Section 5.2.

(ii)
With respect to any Eligible Employee employed by the Company or Participating Subsidiary as of June 30, 2012, and who is otherwise eligible to participate in both this Plan and the IR Pension Plan, and who does not make the election to waive participation in the IR Pension Plan as provided for in Section 5.1(d)(i), such non-electing Eligible Employee shall only be eligible for the Core Contribution of 2% of such Eligible Employee’s payroll period Compensation for Service performed on or after January 1, 2023.

(iii)
Effective July 1, 2012, with respect to any Eligible Employee hired or rehired by the Company or Participating Subsidiary on or after July 1, 2012, the Company shall allocate Core Contributions in the amount of 2% of such Eligible Employee’s payroll period Compensation. Such Core Contributions shall be contributed to the Participant’s Core Contribution Account. All amounts credited to the Participant’s Core Contribution Account will be invested in accordance with the Participant’s investment election applicable to Participant Contributions and made in accordance with Section 5.2.

(iv)
Core Contributions shall be contributed to the Trust Fund in cash as soon as practicable, but in no event later than the time prescribed by law (including extensions thereof) for filing the Company’s Federal income tax return for the taxable year of the Company which includes the last day of the Plan Year for which such contributions are made.

(v)
Notwithstanding anything in this Section 4.1(d) to the contrary, effective January 1, 2013, employees who have at all times during their employment been designated as “Club Car” employees by the Company and are not eligible to participate in the IR Pension Plan shall not be eligible for the Core Contribution; provided, however, that any employee designated as a Club Car employee who transfers employment to the Company or Participating Affiliate on or after July 1, 2012 shall be eligible for the Core Contribution. Furthermore, effective July 1, 2012, any person hired or rehired by Club Car, as determined by the Company, on or after July 1, 2012, shall not be eligible for the Core Contribution.”

10.Effective January 1, 2013, Section 4.2 is amended to add the following paragraph after the first paragraph thereof:

“Notwithstanding anything in Section 4.2 to the contrary, effective January 1, 2013, Company Matching Contributions shall be contributed to the Trust Fund in cash as soon as practicable, but in no event later than the time prescribed by law (including extensions thereof) for filing the Company’s Federal income tax return for the taxable year of the Company which includes the last day of the Plan Year for which such contributions are made.”

11.Effective October 26, 2012, Sections 5.1 and 5.2 are amended by replacing “described in Appendix B” with the phrase “selected by the Benefits Investment Committee and listed in the Trust Agreement”.

12.Effective January 1, 2013, Section 5.2 is amended to add the following sentence at the end of the first paragraph thereof:

“However, effective January 1, 2013, Company Matching Contributions shall be invested in accordance with the Eligible Employee’s investment elections pursuant to Section 5.2 applicable to his Participant Contributions.”

13.Section 5.2 is amended to delete the second sentence of the second paragraph and, in lieu thereof, replaced with the following:

“In the absence of a valid election by any Participant, 100% of such contributions, including Before-Tax Contributions that are made pursuant to an Eligible Employee’s deemed election under Section 3.1 of the Plan, and loan repayments shall be credited to the default investment fund as designated by the Benefits Investment Committee.”

14.Effective July 1, 2012, Section 6.2 is amended by adding a subsection (d) to that section as follows:

“(d)     A Participant’s interest in his Core Contribution account shall become fully vested upon the earlier of such individual’s (i) completion of three years of Service, (ii) death, (iii) Disability or (iv) Normal Retirement Date.”

15.Effective July 1, 2012, Section 6.3 is amended by adding a subsection (f) to that section as follows:

“(f)     The non-vested portion of a Participant’s Core Contribution Account shall be subject to the provisions of this Section 6.3.”

16.Effective July 1, 2012, Section 8.1 is amended by adding a subsection (d) to that section as follows:

“(d)     In no event shall an individual be permitted to take an in-service distribution as described in this Section 8.1 from his Core Contribution Account.”

17.Effective July 1, 2012, Section 8.2 is amended by adding the following paragraph to the end thereof:

“In no event shall an individual be permitted to take an in-service distribution as described in this Section 8.2 from his Core Contribution Account.”

18.Effective July 1, 2012, Section 8.3 is amended by adding a subsection (g) to that section as follows:

“(g)     In no event shall a Participant be permitted to take a hardship distribution from his Core Contribution Account.”

19.Effective July 1, 2012, Section 8.7(b) is amended to add the following sentence at the end thereof:

“Furthermore, for this purpose, an individual’s vested Total Account balance shall also exclude the Core Contribution Account.”

20.Effective July 1, 2012, Section 8.7 is amended to add the following paragraph to the end thereof:

“In no event shall an individual be allowed to borrow from his Core Contribution Account.”

21.Effective January 1, 2013, Section 9.5 is replaced with the following:

“9.5	Procedure for Claiming Benefits Under the Plan.

(a)
Claims for benefits under the Plan made by an Employee or Beneficiary covered by the Plan must be submitted to Employee Services or its successor, as designated by the Benefits Administration Committee. Approved claims will be processed and instructions issued to the Trustee authorizing payments as claimed.

In the event there is a dispute, all claims, including claims that involve a determination of Disability by the Benefits Administration Committee because the Member is not covered by a long term disability plan sponsored by the Company or an Affiliated Company (a “Disability Determination”), must be submitted to the Benefits Administration Committee in writing and within one year of:

(i)	in the case of any lump sum payment, the date on which the payment was made or allegedly should have been made,

(ii)	in the case of an installment payment, the date of the first installment payment or the date it allegedly should have been paid,

(iii)	in the case of any Disability Determination with respect to vesting, the date that the Employee was first notified that he is not vested in any benefit under the Plan.

If a claim is denied in whole or in part, the claimant will be notified by written notice, in a manner calculated to be understood by the claimant. The notice will include:

(I)	the specific reason or reasons for the denial of the claim;

(II)	the specific references to the pertinent Plan provisions on which the denial is based;

(III)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(IV)	a description of the Plan's claim review procedure and the time limits applicable to such procedure; and

(V)	a statement of the claimant’s right to bring a civil action in accordance with Section 502(a) of ERISA if the claimant’s claim is denied upon review.

Such notification shall be given within 90 days after the claim is received. This period may be extended for another 90 days if the claimant is notified that the extension is necessary due to matters beyond the control of the Plan, before the end of the original 90-day period. Any notice for an extension will explain the reason for the extension and the date by which the Benefits Administration Committee expects to rule on the claim.

Notwithstanding the foregoing, in the event of a claim involving a Disability Determination, the Benefits Administration Committee or any designee thereof shall notify the claimant of its decision by written notice within 45 days after receipt of the claim. This period may be extended for 30 days if the claimant is notified that the extension is necessary due to matters beyond the control of the Plan, before the end of the original 45-day period. If, prior to the end of the 30-day extension period, the Benefits Administration Committee or any designee thereof determines that due to matters beyond the control of the Plan, a decision cannot be rendered within that initial extension period, the period for making the determination may be extended for an additional 30 days if the claimant is notified in writing prior to the end of the first 30-day extension period. Any notice for an extension relating to a Disability Determination will explain the reason for the extension, the date by which the Benefits Administration Committee or any designee thereof expects to rule on the claim, the standards on which the Disability Determination, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event additional information is necessary, the claimant shall be afforded at least 45 days within which to provide the specified information.

In the event of an adverse Disability Determination, in addition to the information described in subsections (I), (II), (III), (IV), and (V) above, the Benefits Administration Committee’s or any designee thereof written notice of denial shall include:

(A)
the specific rule, guideline, protocol, or other similar criterion, if any, which was relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the determination and that a copy of such will be provided free of charge upon request; and

(B)
if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(b)
Upon denial of a claim in whole or in part, a claimant or his duly authorized representative shall have the right to submit a written request to the Benefits Administration Committee for a full and fair review of the denied claim, to submit written comments, documents, records, and other information relating to the claim, and to be provided, upon request and free of charge, access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. A request for review of a claim must be submitted within 60 days (180 days in the event of a claim involving a Disability Determination) of receipt by the claimant of written notice of the denial of the claim.

In the event of a denial of a claim involving a Disability Determination, the review of the denied claim must not afford deference to the initial adverse determination, and must be reviewed by a Plan fiduciary who had no role in the initial adverse determination and who is not the subordinate of an individual who had a role in the initial determination. In addition, in deciding an appeal of an adverse determination regarding a claim involving a Disability Determination which was based in whole or in part on a medical judgment, the Plan fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment (other than any health care professionals who were consulted in connection with the initial adverse determination, or their subordinates) and, upon request, identify for the claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse determination, regardless of whether the advice was relied upon in making the determination.

The Benefits Administration Committee or any designee thereof shall advise the claimant of the results of the review within 60 days after receipt of the written request for review (45 days in the event of a review of a denied claim involving a Disability Determination). This period may be extended for another 60 days (45 days in the case of a claim involving a Disability Determination) if the Benefits Administration Committee determines that special circumstances require an extension of time for processing the request and if written notice of such extension and circumstances is given to such claimant within the initial 60-day (or 45-day) period. Any notice for an extension will explain the reason for the extension and the date by which the Benefits Administration Committee expects to rule on the claim.

In the event an appeal is denied, the claimant will be notified in writing. The Benefits Administration Committee shall set forth in the notice:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)
a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action in accordance with Section 502(a) of ERISA.

In the event of a denial of an appeal involving a Disability Determination, in addition to the information described in subsections (i), (ii), (iii), and (iv) above, the Benefits Administration Committee’s written notice of denial shall include:

(A)
the specific rule, guideline, protocol, or other similar criterion, if any, which was relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the determination and that a copy of such will be provided free of charge upon request;

(B)
if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

The decision of the Benefits Administration Committee by majority vote shall be final and binding upon any and all claimants, including but not limited to Employees and their Beneficiaries, and any other individuals making a claim through or under them.

(c)
In the event a claimant’s appeal is denied by the Benefits Administration Committee, he or she shall have a right to bring a civil action under Section 502(a) of ERISA. Any such legal action must be filed within twelve (12) months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the state of New York.”

22.Effective as of April 1, 2012, Appendix A of the Plan is replaced in its entirety by the new Appendix A as attached.

23.Effective September 1, 2011 through October 25, 2012, Appendix B of the Plan is replaced in its entirety by the new Appendix B as attached. Effective October 26, 2012, Appendix B shall be removed from the Plan.

24.Except as provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative as of this 4th day of December, 2012.

By: /s/ William H. Murray
William H. Murray
Title:    Assistant General Counsel,
Benefits & Executive Compensation

APPENDIX A
LIST OF PARTICIPATING SUBSIDIARIES

Prior to September 30, 2011, the following wholly‑owned subsidiary corporations or divisions will be Participating Subsidiaries in the Ingersoll‑Rand Company Employee Savings Plan:

1.	Ingersoll‑Rand Company

2.	Ingersoll‑Rand Financial Corporation

3.	Ingersoll‑Rand Financial Services Corp.

4.	Ingersoll‑Rand Sales Company Ltd.

5.	Schlage Lock Company

6.	Ingersoll-Rand Schlage Lock Holding Company LLC (formerly, Schlage Lock Company LLC)

7.	Von Duprin LLC

8.	XceedID Corporation

9.	Electronic Technologies Corporation USA

10.	Trane Comfort Solutions Inc. (effective January 1, 2010)

11.	Trane U.S. Inc. (effective January 1, 2010)

12.	Trane America LLC (effective January 1, 2010)

13.	World Standard Ltd. (effective January 1, 2010)

14.	Thermo King Corporation

15.	Ingersoll-Rand Climate Control Holding LLC (formerly, Ingersoll-Rand Climate Control Holding Corp.)

16.	Harrow Products, LLC

17.	Hussmann International, Inc.

18.	Hussmann Corporation

Effective September 30, 2011, Hussmann Services Corporation shall be a Participating Subsidiary in addition to the above-listed Participating Subsidiaries.

Effective March 31, 2012, Hussmann Services Corporation, Hussmann International, Inc. and Hussmann Corporation shall no longer be Participating Subsidiaries.

*The above list does not include former employers of certain retirees and terminated vested participants.

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APPENDIX B
LIST OF INVESTMENT OPTIONS AVAILABLE
(EFFECTIVE SEPTEMBER 1, 2011)

•	Vanguard Target Retirement 2015 Trust 1

•	Vanguard Target Retirement 2015 Trust 1

•	Vanguard Target Retirement 2020 Trust 1

•	Vanguard Target Retirement 2025 Trust 1

•	Vanguard Target Retirement 2030 Trust 1

•	Vanguard Target Retirement 2035 Trust 1

•	Vanguard Target Retirement 2040 Trust 1

•	Vanguard Target Retirement 2045 Trust 1

•	Vanguard Target Retirement 2050 Trust 1

•	Vanguard Target Retirement 2055 Trust 1

•	Vanguard Target Retirement Income Trust 1

•	SSgA US Bond Index non-Lending Series Fund – Class C

•	SSgA US Inflation Protected Bond Index non-Lending Series Fund – Class C

•	SSgA International Index Fund – Class C

•	SSgA Emerging Markets Index non-Lending Series Fund – Class C

•	Fidelity BrokerageLink®

•	Fidelity ContraFund®– Class K

•	Fidelity Diversified International Fund – Class K

•	Fidelity Emerging Markets Fund – Class K

•	Fidelity Low-Priced Stock Fund – Class K

•	Fidelity U.S. Equity Index Commingled Pool – Class 1

•	Harbor High-Yield Bond Fund – Institutional Class

•	Ingersoll Rand Capital Preservation Fund, effective January 1, 2013, replaced by the Fidelity Money Market Fund

•	Ingersoll Rand Stock Fund

•	PIMCO Total Return Fund – Institutional Class

•	Spartan® Extended Market Index Fund – Investor Class

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